Exhibit 99.1

SouthState Corporation adds Merriann Metz, Publix General Counsel and Chief Compliance Officer, to Board	For Immediate Release
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Jackie Smith, 803.231.3486

WINTER HAVEN, Florida – July 25, 2024 – SouthState Corporation (NYSE: SSB) announced today that Merriann Metz was appointed to the board of directors of both the company and its bank subsidiary, SouthState Bank, N.A.

Metz, 49, serves as general counsel, chief compliance officer, and corporate secretary for Publix Super Markets, Inc. (“Publix”), based in Lakeland, Florida. With over $50 billion in annual revenue and more than 250,000 employees, Publix operates 1,376 store locations across an eight-state footprint of Florida, Georgia, Alabama, the Carolinas, Tennessee, Virginia and Kentucky.

“We are delighted to welcome Merriann to our company. Her experience leading the risk management, legal and compliance functions of one of the largest Florida-based companies will add a valuable perspective to our board.” said John Corbett, SouthState's CEO.

Before joining Publix in 2006, Metz began her practice of law at Lowndes, Drosdick, Doster, Kantor and Reed, P.A., a law firm based in Orlando, Florida, where she focused on commercial real estate and related commercial litigation. Metz actively supports her community through service to various non-profit organizations and has served as director and board chair of Easter Seals Florida, Inc.

SouthState Corporation (NYSE: SSB) is a financial services company headquartered in Winter Haven, Florida. SouthState Bank, N.A., the company’s nationally chartered bank subsidiary, provides consumer, commercial, mortgage and wealth management solutions to more than one million customers throughout Florida, Alabama, Georgia, the Carolinas and Virginia. The bank also serves clients coast to coast through its correspondent banking division. Additional information is available at SouthStateBank.com.

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